                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Form S-3 Registration Statement (No. 333-29171) and related Prospectus of Duramed Pharmaceuticals, Inc., for the registration of 2,976,246 shares of common stock.

We also consent to the incorporation by reference therein of our report dated March 27, 1997 except for Notes L and M, as to which the dates are May 5, 1997 and June 4, 1997, respectively with respect to the consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc., for the years ended December 31, 1996, 1995 and 1994, included in the Annual Report, as amended (Form 10-K/A Amendment No. 2) for 1996 filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

Cincinnati, Ohio
August 15, 1997